MDU Resources Reports 2018 Earnings, Initiates Guidance for 2019

BISMARCK, N.D. — Feb. 5, 2019 — MDU Resources Group, Inc. (NYSE: MDU) today reported 2018 earnings from continuing operations of $269.4 million, or $1.38 per share, compared to 2017 earnings from continuing operations of $284.2 million, or $1.45 per share. Results in 2017 included a one-time federal tax reform benefit in the fourth quarter of $39.5 million, or 20 cents per share. In the fourth quarter of 2018, earnings from continuing operations were $76.0 million, or 39 cents per share, compared to $115.4 million, or 59 cents per share, in 2017.

Including discontinued operations, MDU Resources reported 2018 earnings of $272.3 million, or $1.39 per share, compared to $280.4 million, or $1.43 per share, in 2017. Results in 2017 included a one-time federal tax reform benefit in the fourth quarter of $39.5 million, or 20 cents per share. In the fourth quarter of 2018, earnings including discontinued operations were $78.8 million, or 40 cents per share, compared to fourth quarter 2017 earnings of $115.3 million, or 59 cents per share.

“All our businesses performed very well in 2018, and we are pleased with our strong results,” said David L. Goodin, president and CEO of MDU Resources. “Both our construction services and construction materials companies had record revenues and finished the year with record backlogs, and our construction services business had record earnings. We continue to benefit from the geographic diversity of our construction operations and are pursuing additional acquisitions that will grow our footprint, especially as bidding opportunities remain substantial in our markets where economic conditions remain robust.

“Our pipeline and midstream business transported a record amount of natural gas in 2018, due in part to expansion projects that serve gas processors in the Bakken region. In 2019, we will execute several additional growth projects at our pipeline business, and just announced the North Bakken Expansion project that we expect to be constructed in 2021. Our utility companies continue to make system investments, including purchasing a wind farm expansion in October 2018 and making ongoing updates to pipeline infrastructure, that help ensure we safely and reliably meet the needs of our growing customer base, while working with regulators to pursue recovery of these investments.”

Business Unit Highlights
Regulated Energy Delivery
The electric and natural gas utility earned $84.7 million in 2018, compared to $81.6 million in 2017. Results in 2017 included a one-time $6.4 million decrease related to revaluation of net deferred tax assets resulting from the federal Tax Cuts and Jobs Act. Electric sales volumes were 1.4 percent higher and natural gas sales volumes were flat year over year. The company’s utility customer base grew approximately 1.8 percent and is expected to continue growing at a rate of 1 to 2 percent per year. Working with state public utility commissions, the company is establishing rates that return to customers the tax benefits realized from the TCJA. Today, the Big Stone-South-to-Ellendale 345-kilovolt transmission line was being put into service. The company invested approximately $130 million in constructing, with a partner, this Midcontinent Independent System Operator-approved project, which runs from Big Stone City, South Dakota, to Ellendale, North Dakota.

The pipeline and midstream business earned $28.5 million in 2018, compared to $20.5 million in 2017. Results in 2018 include a $4.2 million tax benefit, recorded in the third quarter, related to a final accounting order issued by the Federal Energy Regulatory Commission. Results in 2017 included a one-time $200,000 decrease related to revaluation of net deferred tax assets resulting from the TCJA. The company transported a record volume of natural gas through its system in 2018, up 12 percent year over year, partly from completing two expansion projects during the year that increased capacity by more than 240 million cubic feet per day. This is the eighth consecutive quarter of record transportation volumes. The company’s natural gas transportation capacity now exceeds 1.8 billion cubic feet per day and will continue growing with the addition of its Demicks Lake and Line Section 22 projects, which are expected to be complete later this year. The Demicks Lake pipeline will be constructed in McKenzie County, North Dakota, and add 175 million cubic feet per day of capacity. Line Section 22 near Billings, Montana, will add 22.5 million cubic feet per day of capacity. The company also recently announced that it plans to construct the North Bakken Expansion Project, a 67-mile, 20-inch natural gas pipeline that will provide 200 million cubic feet per day of natural gas capacity to core production areas of the Bakken. Additionally, the company has a rate increase request pending before the FERC, which it filed Oct. 31 in accordance with the company’s settlement agreement reached in 2014 with its customers and the FERC.

Construction Materials and Services
The construction services business had record revenues and earnings in 2018. Earnings were $64.3 million, up 21 percent from 2017’s $53.3 million. Results in 2017 included a one-time $4.3 million benefit from revaluation of net deferred tax liabilities resulting from the TCJA. This business continued in 2018 to benefit from the lower federal income tax rate. The company continues to see strong demand for sales and rentals of the utility construction equipment it manufactures. It also saw higher workloads and margins at its outside specialty contracting operations, with an increase in power line recovery work related to natural disasters. The company also has a high volume of inside specialty contracting work in its backlog, particularly for customers in the high-tech, manufacturing and hospitality industries. This business is exploring acquisition opportunities. Its backlog of work at Dec. 31 was a record $939 million, which is 33 percent higher than the previous year.

The construction materials business earned $92.6 million in 2018, compared to $123.4 million in 2017. Results in 2017 included a one-time $41.9 million benefit from revaluation of net deferred tax liabilities resulting from the TCJA. This business continued in 2018 to benefit from the lower federal income tax rate. The company saw strong construction markets in 2018 in certain regions, but construction activities were impacted by the recession in Alaska, above-average precipitation in Texas and a delayed start to the construction season in the Midwest because of weather. The company completed four acquisitions in 2018, adding to its 1 billion tons of aggregate reserves and expanding its market coverage in central Minnesota, around Sioux Falls, South Dakota, and in the Portland, Oregon, area. This company continues to evaluate additional acquisition opportunities. The construction materials business had record year-end backlog of $706 million, up 45 percent from the previous year.

Guidance
MDU Resources expects earnings per share in the range of $1.35 to $1.55 in 2019, based on these assumptions:

•	Normal operating conditions, economic conditions and weather conditions, including precipitation and temperatures, across all service areas.

•	No significant acquisitions or divestitures.

•	No prolonged interruptions in federal government operations.

•	Investing $579 million for capital projects.

•
Construction services revenues in the range of $1.35 billion to $1.50 billion and construction materials revenues in the range of $2.00 billion to $2.15 billion, with margins comparable to or slightly higher than 2018.

Corporate Strategy
MDU Resources’ strategy is to increase market share and profitability in its regulated energy delivery and construction materials and services businesses, while enhancing value through organic growth opportunities and strategic acquisitions of well-managed companies and properties. The company, on a consolidated basis, anticipates 5 to 8 percent long-term compound annual growth on earnings per share.

Conference Call
MDU Resources will discuss 2018 earnings results and 2019 guidance on a webcast at 2 p.m. EST Feb. 6. The event can be accessed at www.mdu.com. Webcast and audio replays will be available through Feb. 20 at 855-859-2056, or 404-537-3406 for international callers, conference ID 7586823.

About MDU Resources
MDU Resources Group, Inc., a member of the S&P MidCap 400 index and the S&P High-Yield Dividend Aristocrats index, is Building a Strong America® by providing essential products and services through its regulated energy delivery and construction materials and services businesses. For more information about MDU Resources, see the company’s website at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Media Contact: Laura Lueder, manager of communications and public relations, 701-530-1095
Financial Contact: Jason Vollmer, vice president, chief financial officer and treasurer, 701-530-1755

Forward-Looking Statements
The information contained in this press release highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted statements and other statements not historical in nature are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, there is no assurance that the company’s projections, including estimates for growth expectations regarding new projects, earnings and capital expenditure forecasts, will in fact be achieved. Please refer to assumptions contained in this press release, as well as the various important factors listed in Part I, Item 1A - Risk Factors in the company's most recent Form 10-K and Part II, Item 1A - Risk Factors in the company's most recent Form 10-Q. Changes in such assumptions and factors could cause actual future results to differ materially from growth and earnings projections. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.
Throughout this press release, the company presents financial information prepared in accordance with GAAP, as well as EBITDA, EBITDA from continuing operations, and adjusted gross margin, which are considered non-GAAP financial measures. The use of these non-GAAP financial measures should not be construed as alternatives to earnings, operating income or operating cash flows. The company believes the use of these non-GAAP financial measures are beneficial in evaluating the company's financial performance due to its uniquely diverse operations. Please refer to the "Non-GAAP Financial Measures" section contained in this document for additional information.
Performance Summary and Future Outlook
Earnings

Business Line	Fourth Quarter 2018 Earnings	Fourth Quarter 2017 Earnings*	2018 Earnings	2017 Earnings*
	(In millions, except per share amounts)
Regulated energy delivery	$39.8	$34.9	$113.2	$102.1
Construction materials and services	38.9	79.3	156.9	176.7
Other and eliminations	(2.7)	1.2	(.7)	5.4
Earnings from continuing operations	76.0	115.4	269.4	284.2
Income (loss) from discontinued operations, net of tax	2.8	(.1)	2.9	(3.8)
Earnings on common stock	$78.8	$115.3	$272.3	$280.4
Earnings per share:
Earnings from continuing operations	$.39	$.59	$1.38	$1.45
Discontinued operations, net of tax	.01	—	.01	(.02)
Earnings per share	$.40	$.59	$1.39	$1.43

*	Includes an income tax benefit of $39.5 million, or $.20 per share, primarily for the revaluation of net deferred tax liabilities under the TCJA in the fourth quarter of 2017.

Consolidated Statements of Income
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
	(In millions, except per share amounts)
Operating revenues:	(Unaudited)
Electric, natural gas distribution and regulated pipeline and midstream	$361.5	$378.7	$1,213.3	$1,244.8
Nonregulated pipeline and midstream, construction materials and contracting, construction services and other	848.4	786.5	3,318.3	3,198.6
Total operating revenues	1,209.9	1,165.2	4,531.6	4,443.4
Operating expenses:
Operation and maintenance:
Electric, natural gas distribution and regulated pipeline and midstream	87.4	88.8	340.3	326.7
Nonregulated pipeline and midstream, construction materials and contracting, construction services and other	749.2	692.3	2,915.8	2,808.7
Total operation and maintenance	836.6	781.1	3,256.1	3,135.4
Purchased natural gas sold	133.9	147.0	404.2	431.0
Depreciation, depletion and amortization	58.9	52.3	220.3	207.5
Taxes, other than income	40.4	39.4	168.6	166.7
Electric fuel and purchased power	21.8	21.2	80.7	78.7
Total operating expenses	1,091.6	1,041.0	4,129.9	4,019.3
Operating income	118.3	124.2	401.7	424.1
Other income (expense)	(5.1)	2.6	(.2)	8.7
Interest expense	22.4	20.8	84.6	82.8
Income before income taxes	90.8	106.0	316.9	350.0
Income taxes	14.8	(9.4)	47.5	65.1
Income from continuing operations	76.0	115.4	269.4	284.9
Income (loss) from discontinued operations, net of tax	2.8	(.1)	2.9	(3.8)
Net income	78.8	115.3	272.3	281.1
Loss on redemption of preferred stocks	—	—	—	.6
Dividends declared on preferred stocks	—	—	—	.1
Earnings on common stock	$78.8	$115.3	$272.3	$280.4

Earnings per common share – basic:
Earnings before discontinued operations	$.39	$.59	$1.38	$1.46
Discontinued operations, net of tax	.01	—	.01	(.02)
Earnings per common share – basic	$.40	$.59	$1.39	$1.44
Earnings per common share – diluted:
Earnings before discontinued operations	$.39	$.59	$1.38	$1.45
Discontinued operations, net of tax	.01	—	.01	(.02)
Earnings per common share – diluted	$.40	$.59	$1.39	$1.43
Dividends declared per common share	$.2025	$.1975	$.7950	$.7750
Weighted average common shares outstanding – basic	196.0	195.3	195.7	195.3
Weighted average common shares outstanding – diluted	196.4	195.6	196.2	195.7

Selected Cash Flows Information
	2018	2017
	(In millions)
Operating activities:
Net cash provided by continuing operations	$503.8	$349.2
Net cash provided by (used in) discontinued operations	(3.9)	98.8
Net cash provided by operating activities	499.9	448.0
Investing activities:
Net cash used in continuing operations	(712.1)	(216.4)
Net cash provided by discontinued operations	1.2	2.2
Net cash used in investing activities	(710.9)	(214.2)
Financing activities:
Net cash provided by (used in) continuing operations	230.4	(245.3)
Net cash used in discontinued operations	—	—
Net cash provided by (used in) financing activities	230.4	(245.3)
Increase (decrease) in cash and cash equivalents	19.4	(11.5)
Cash and cash equivalents - beginning of year	34.6	46.1
Cash and cash equivalents - end of year	$54.0	$34.6

Capital Expenditures
Business Line	2018 Actual	2019 Estimated	2020 Estimated	2021 Estimated	2019 - 2023 Total Estimated
			(In millions)
Regulated energy delivery
Electric	$186	$104	$103	$88	$657
Natural gas distribution	206	204	180	158	823
Pipeline and midstream	70	113	93	204	435
	462	421	376	450	1,915
Construction materials and services
Construction services	25	25	17	18	97
Construction materials and contracting	280	133	135	127	630
	305	158	152	145	727
Other	2	5	3	3	17
Total capital expenditures	$769	$584	$531	$598	$2,659

Note: Total capital expenditures is presented on a gross basis.
Capital expenditures for 2019 include line-of-sight opportunities at the company's business units. Targeted acquisitions would be incremental to the outlined capital program. Estimated operating cash flows are $490 million to $515 million in 2019.
Non-GAAP Financial Measures
The company, in addition to presenting its earnings in conformity with GAAP, has provided non-GAAP financial measures of EBITDA by operating segment and EBITDA from continuing operations. The company defines EBITDA as earnings attributable to the operating segment before interest; taxes; and depreciation, depletion and amortization; and EBITDA from continuing operations as income from continuing operations before interest; taxes; and depreciation, depletion and amortization. The company believes that these non-GAAP financial measures are useful to investors in evaluating the company’s financial performance and valuation, especially based on the diversity of the company's operations. The company’s management uses the non-GAAP financial measures in conjunction with GAAP results when evaluating the company’s operating results and calculating compensation packages.
The company presents EBITDA by operating segment and EBITDA from continuing operations on a consolidated basis in this press release. The company believes EBITDA and EBITDA from continuing operations are useful financial measures in providing meaningful information about operational efficiency compared to the company's peers by excluding the impacts of differences in tax jurisdictions and structures, debt levels and capital investment. The presentation of EBITDA and EBITDA from continuing operations also is provided for investment professionals who use such metrics in their analyses. The investment community often uses these metrics to assess the operating performance of a company’s business and to provide a consistent comparison of performance from period to period. Non-GAAP financial measures are not standardized; therefore, it may not be possible to compare such financial measures with other companies’ non-GAAP financial measures having the same or similar names. The presentation of this additional information is not meant to be considered a substitution for financial measures prepared in accordance with GAAP. The company strongly encourages investors to review the consolidated financial statements in their entirety and to not rely on any single financial measure.
The following table provides a reconciliation of consolidated GAAP earnings to EBITDA from continuing operations. The reconciliation for each operating segment's EBITDA is included with each operating segment's condensed income statement.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
	(In millions)
Earnings on common stock	$78.8	$115.3	$272.3	$280.4
Less:
Loss on redemption of preferred stocks	—	—	—	(.6)
Dividends declared on preferred stocks	—	—	—	(.1)
Net income	78.8	115.3	272.3	281.1
(Income) loss from discontinued operations, net of tax	(2.8)	.1	(2.9)	3.8
Income from continuing operations	76.0	115.4	269.4	284.9
Adjustments:
Interest expense	22.4	20.8	84.6	82.8
Income taxes	14.8	(9.4)	47.5	65.1
Depreciation, depletion and amortization	58.9	52.3	220.3	207.5
EBITDA from continuing operations	$172.1	$179.1	$621.8	$640.3
The earnings discussion that follows includes financial information prepared in accordance with GAAP, as well as another financial measure, adjusted gross margin, that is considered a non-GAAP financial measure as it relates to the company's electric and natural gas distribution segments. The presentation of adjusted gross margin is intended to be a helpful supplemental financial measure for investors’ understanding of the segments’ operating performance. This non-GAAP financial measure should not be considered as an alternative to, or more meaningful than, GAAP financial measures such as operating income (loss) or earnings (loss). The company’s non-GAAP financial measure, adjusted gross margin, may not be comparable to other companies’ gross margin measures.
In addition to operating revenues and operating expenses, management also uses the non-GAAP financial measure of adjusted gross margin when evaluating the results of operations for the electric and natural gas distribution segments. Adjusted gross margin for the electric and natural gas distribution segments is calculated by adding back adjustments to operating income (loss). These add-back adjustments include: operation and maintenance expense; depreciation, depletion and amortization expense; and certain taxes, other than income.
Adjusted gross margin includes operating revenues less the cost of electric fuel and purchased power, purchased natural gas sold and certain taxes, other than income. These taxes, other than income, included as a reduction to adjusted gross margin relate to revenue taxes. These segments pass on to their customers the increases and decreases in the wholesale cost of power purchases, natural gas and other fuel supply costs in accordance with regulatory requirements. As such, the segments’ revenues are directly impacted by the fluctuations in such commodities. Revenue taxes, which are passed back to customers, fluctuate with revenues as they are calculated as a percentage of revenues. For these reasons, period over period, the segments’ operating income (loss) is generally not impacted. The company’s management believes the adjusted gross margin is a useful supplemental financial measure as these items are included in both operating revenues and operating expenses. The company’s management also believes that adjusted gross margin and the remaining operating expenses that calculate operating income (loss) are useful in assessing the company’s utility performance as management has the ability to influence control over the remaining operating expenses.
The following tables provide reconciliations of the company's electric and natural gas distribution segments operating income to adjusted gross margin for the three and twelve months ended December 31, 2018 and 2017, respectively.

Electric
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
	(In millions)
Operating income	$12.8	$18.7	$65.2	$79.9
Adjustments:
Operating expenses:
Operation and maintenance	31.8	33.3	123.0	122.2
Depreciation, depletion and amortization	13.3	12.2	51.0	47.7
Taxes, other than income	3.3	3.0	14.5	13.5
Total adjustments	48.4	48.5	188.5	183.4
Adjusted gross margin	$61.2	$67.2	$253.7	$263.3

Natural Gas Distribution
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
	(In millions)
Operating income	$39.8	$41.5	$72.3	$84.3
Adjustments:
Operating expenses:
Operation and maintenance	44.0	44.5	173.4	164.3
Depreciation, depletion and amortization	19.0	17.7	72.5	69.4
Taxes, other than income	5.1	5.1	21.7	20.5
Total adjustments	68.1	67.3	267.6	254.2
Adjusted gross margin	$107.9	$108.8	$339.9	$338.5

Regulated Energy Delivery

Electric
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
	(Dollars in millions, where applicable)
Operating revenues	$83.1	$88.5	$335.1	$342.8
Electric fuel and purchased power	21.8	21.2	80.7	78.7
Taxes, other than income	.1	.1	.7	.8
Adjusted gross margin	61.2	67.2	253.7	263.3
Operating expenses:
Operation and maintenance	31.8	33.3	123.0	122.2
Depreciation, depletion and amortization	13.3	12.2	51.0	47.7
Taxes, other than income	3.3	3.0	14.5	13.5
Total operating expenses	48.4	48.5	188.5	183.4
Operating income	12.8	18.7	65.2	79.9
Earnings	$9.5	$11.5	$47.0	$49.4
Adjustments:
Interest expense	6.4	6.4	25.9	25.4
Income taxes	(4.0)	1.8	(6.5)	7.7
Depreciation, depletion and amortization	13.3	12.2	51.0	47.7
EBITDA	$25.2	$31.9	$117.4	$130.2
Retail sales (million kWh):
Residential	293.6	293.3	1,196.6	1,153.5
Commercial	382.2	390.4	1,513.9	1,513.1
Industrial	144.2	143.9	551.0	539.9
Other	22.4	24.4	92.9	100.0
	842.4	852.0	3,354.4	3,306.5
Average cost of electric fuel and purchased power per kWh	$.023	$.023	$.022	$.022
The electric business reported $2.0 million lower earnings in the fourth quarter of 2018, compared to the same period in 2017. The decrease in earnings was driven by lower electric adjusted gross margins, primarily the result of increased reserves against revenues for anticipated refunds to customers resulting from lower income taxes due to the enactment of the TCJA and decreased demand revenue. Also impacting the business's earnings were lower investment returns and higher depreciation, depletion and amortization expense as a result of increased plant additions. Partially offsetting these decreases was lower operation and maintenance expense, primarily lower payroll-related costs. Fourth quarter 2018 earnings also reflect the absence of $2.1 million of additional income tax expense related to the one-time revaluation of net deferred tax assets recorded in the fourth quarter of 2017.
The electric business had a decrease in earnings of $2.4 million in 2018, compared to 2017. In addition to reserves against revenues resulting from lower taxes due to the enactment of the TCJA, as previously discussed, higher depreciation, depletion and amortization expense from increased plant additions drove the decrease in earnings. Also impacting earnings were lower investment returns and a transmission formula rate adjustment related to lower than anticipated project capital investment on the BSSE project booked in the third quarter of 2018. Partially offsetting these decreases were increased electric retail sales volumes to all major customer classes.
The electric business’s EBITDA decreased $12.8 million for year ended December 31, 2018, compared to 2017, primarily the result of the previously discussed reserves against revenues due to the TCJA.

Natural Gas Distribution
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
	(Dollars in millions, where applicable)
Operating revenues	$268.8	$282.0	$823.2	$848.4
Purchased natural gas sold	153.2	165.0	454.8	479.9
Taxes, other than income	7.7	8.2	28.5	30.0
Adjusted gross margin	107.9	108.8	339.9	338.5
Operating expenses:
Operation and maintenance	44.0	44.5	173.4	164.3
Depreciation, depletion and amortization	19.0	17.7	72.5	69.4
Taxes, other than income	5.1	5.1	21.7	20.5
Total operating expenses	68.1	67.3	267.6	254.2
Operating income	39.8	41.5	72.3	84.3
Earnings	$23.8	$18.0	$37.7	$32.2
Adjustments:
Interest expense	8.2	8.1	30.7	31.2
Income taxes	6.1	16.0	4.1	22.8
Depreciation, depletion and amortization	19.0	17.7	72.5	69.4
EBITDA	$57.1	$59.8	$145.0	$155.6
Volumes (MMdk)
Sales:
Residential	23.2	23.2	63.7	63.6
Commercial	15.4	15.3	44.4	44.3
Industrial	1.4	1.3	4.5	4.6
	40.0	39.8	112.6	112.5
Transportation:
Commercial	.7	.7	2.2	2.0
Industrial	39.2	40.4	147.3	142.5
	39.9	41.1	149.5	144.5
Total throughput	79.9	80.9	262.1	257.0
Average cost of natural gas, including transportation, per dk	$3.83	$4.14	$4.04	$4.26
The natural gas distribution business reported $5.8 million higher earnings in the fourth quarter of 2018, compared to the same period in 2017. Earnings reflect the impact of the enactment of the TCJA which includes the absence of $4.3 million of additional income tax expense from the one-time revaluation of net deferred tax assets recorded in 2017 and lower income taxes in 2018, offset by lower revenues due to tax reform impacts. Earnings in the quarter include rate relief and lower operation and maintenance expense, primarily lower payroll-related costs which were partially offset by lower investment returns. Natural gas distribution volumes in 2018 were comparable to those in 2017.
The natural gas distribution business had an increase in earnings of $5.5 million in 2018, compared to 2017. This increase was driven by higher natural gas distribution retail sales margins, mainly the result of weather normalization and conservation adjustments which were partially offset by lower volumes in certain jurisdictions and the previously discussed tax reform impacts. Partially offsetting the increase in earnings were higher operation and maintenance expense, including conservation expenses that were offset in revenue and increased payroll-related costs, lower investment returns, and increased depreciation, depletion and amortization expense from increased plant additions. Income taxes for the year were lower due to the enactment of the TCJA.

The natural gas distribution business's EBITDA decreased $10.6 million for the year ended December 31, 2018, compared to 2017, primarily the result of the previously discussed reserves against revenues due to the TCJA.

Pipeline and Midstream
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
	(Dollars in millions)
Operating revenues	$35.5	$32.3	$128.9	$122.2
Operating expenses:
Operation and maintenance	16.7	15.3	62.2	56.9
Depreciation, depletion and amortization	4.8	4.3	17.9	16.8
Taxes, other than income	3.5	3.4	12.7	12.5
Total operating expenses	25.0	23.0	92.8	86.2
Operating income	10.5	9.3	36.1	36.0
Earnings	$6.5	$5.4	$28.5	$20.5
Adjustments:
Interest expense	1.9	1.2	5.9	5.0
Income taxes	1.7	3.2	2.7	12.3
Depreciation, depletion and amortization	4.8	4.3	17.9	16.8
EBITDA	$14.9	$14.1	$55.0	$54.6
Transportation volumes (MMdk)	92.2	83.5	351.5	312.5
Natural gas gathering volumes (MMdk)	3.7	4.0	14.9	16.1
Customer natural gas storage balance (MMdk):
Beginning of period	23.3	34.6	22.4	26.4
Net withdrawal	(9.4)	(12.2)	(8.5)	(4.0)
End of period	13.9	22.4	13.9	22.4
The pipeline and midstream business reported $1.1 million higher earnings in the fourth quarter of 2018, compared to the same period in 2017. Earnings for the fourth quarter of 2018 reflect higher transportation revenues and volumes as a result of increased capacity from the completion of organic growth pipeline projects and lower federal income tax rate due to the enactment of the TCJA. Partially offsetting these increases were higher operation and maintenance expense, and higher interest expense.
The pipeline and midstream business's earnings increased $8.0 million in 2018, compared to 2017, largely the result of higher transportation revenues and volumes as a result of increased capacity from the completion of organic growth pipeline projects. Also contributing to the increase in earnings was the $4.2 million tax benefit due to the reversal of a regulatory liability as a result of a FERC final accounting order in the third quarter of 2018. The company also benefited from the lower income tax rate due to the enactment of the TCJA. Partially offsetting these increases were higher operation and maintenance expense, decreased storage revenues, lower returns on investments and higher depreciation, depletion and amortization expense resulting from higher plant balances.
The pipeline and midstream business’s EBITDA increased $400,000 for the year ended December 31, 2018, compared to 2017, from higher transportation revenues and volumes, partially offset by higher operation and maintenance expense and decreased storage revenues, as previously discussed.

Construction Materials and Services

Construction Services
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
	(In millions)
Operating revenues	$383.5	$357.2	$1,371.5	$1,367.6
Cost of sales:
Operation and maintenance	312.4	297.8	1,150.4	1,153.9
Depreciation, depletion and amortization	3.6	3.5	14.3	14.2
Taxes, other than income	10.1	9.7	42.0	43.4
Total cost of sales	326.1	311.0	1,206.7	1,211.5
Gross margin	57.4	46.2	164.8	156.1
Selling, general and administrative expense:
Operation and maintenance	21.1	19.1	72.2	69.3
Depreciation, depletion and amortization	.4	.3	1.4	1.5
Taxes, other than income	1.0	1.0	4.4	4.0
Total selling, general and administrative expense	22.5	20.4	78.0	74.8
Operating income	34.9	25.8	86.8	81.3
Earnings	$25.9	$20.4	$64.3	$53.3
Adjustments:
Interest expense	.8	1.0	3.6	3.7
Income taxes	8.2	4.6	20.0	25.6
Depreciation, depletion and amortization	4.0	3.8	15.7	15.7
EBITDA	$38.9	$29.8	$103.6	$98.3
The construction services business reported $5.5 million higher earnings in the fourth quarter of 2018, compared to the same period in 2017, which includes the absence in 2018 of a one-time $4.3 million tax benefit from revaluation of net deferred tax liabilities resulting from the TCJA that was recognized in the fourth quarter of 2017. The increase in 2018 earnings was the result of higher workloads and margins at both the inside and outside specialty contracting lines. Inside specialty contracting results improved due to operational excellence and higher workloads from greater customer demand for services. The increase in outside specialty contracting margins was driven by higher equipment sales and rentals and increased utility industry workloads from favorable weather. Partially offsetting these increases was higher selling, general and administrative expense, primarily payroll-related costs.
The construction services business’s earnings increased $11.0 million in 2018, compared to 2017. As previously discussed, earnings in 2017 included an income tax benefit of $4.3 million. The increase in 2018 earnings was driven by higher outside specialty contracting workloads and margins, mainly from higher equipment sales and rentals, as well as an increase in storm repair work. Also contributing to the earnings increase was lower income tax expense due to the enactment of the TCJA, partially offset by higher selling, general and administrative expense. The increase in earnings was partially offset by lower inside specialty contracting workloads impacted by the absence of large solar projects completed in 2017, as well as changes to estimates on certain projects recognized in the third quarter.
The construction services business’s EBITDA increased $5.3 million for the year ended December 31, 2018, compared to 2017, as a result of overall higher margins on work performed throughout the year, as previously discussed.

Construction Materials and Contracting
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
	(Dollars in millions)
Operating revenues	$458.9	$423.9	$1,925.9	$1,812.5
Cost of sales:
Operation and maintenance	390.8	356.5	1,601.7	1,500.1
Depreciation, depletion and amortization	16.9	13.2	59.0	52.5
Taxes, other than income	8.9	8.3	39.7	38.0
Total cost of sales	416.6	378.0	1,700.4	1,590.6
Gross margin	42.3	45.9	225.5	221.9
Selling, general and administrative expense:
Operation and maintenance	20.3	16.5	77.6	71.5
Depreciation, depletion and amortization	.5	.6	2.2	3.4
Taxes, other than income	.7	.6	4.3	3.8
Total selling, general and administrative expense	21.5	17.7	84.1	78.7
Operating income	20.8	28.2	141.4	143.2
Earnings	$13.0	$58.9	$92.6	$123.4
Adjustments:
Interest expense	4.8	3.5	17.3	14.8
Income taxes	.8	(34.0)	28.4	5.4
Depreciation, depletion and amortization	17.4	13.8	61.2	55.9
EBITDA	$36.0	$42.2	$199.5	$199.5
Sales (000's):
Aggregates (tons)	7,935	7,256	29,795	28,213
Asphalt (tons)	1,257	1,183	6,838	6,237
Ready-mixed concrete (cubic yards)	895	851	3,518	3,548
The construction materials and contracting business reported $45.9 million lower earnings in the fourth quarter of 2018, compared to the same period in 2017, largely due to the absence in 2018 of a one-time $41.9 million tax benefit from revaluation of net deferred tax liabilities resulting from the TCJA that was recognized in the fourth quarter of 2017. Earnings in the fourth quarter of 2018 also were impacted by lower construction margins due to unfavorable weather and higher equipment costs. Higher selling, general and administrative expense and higher interest expense also contributed to the decrease in earnings. Partially offsetting these decreases was a lower federal income tax rate due to the enactment of the TCJA.
The construction materials and contracting business’s earnings decreased $30.8 million in 2018, compared to 2017. The business's earnings were impacted by the absence in 2018 of a $41.9 million tax benefit, as previously discussed, partially offset by lower income taxes in 2018. Also contributing to the decrease were increased selling, general and administrative expense, higher interest expense, lower returns on investments and lower ready-mix margins and volumes largely due to weather conditions in certain regions. Partially offsetting the decrease in earnings were higher margins for the aggregate and asphalt product lines that were driven by a $113.4 million increase in revenue year over year.
The construction materials and contracting business’s EBITDA remained the same for the year ended December 31, 2018, compared to 2017.

Other
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
	(In millions)
Operating revenues	$2.7	$1.8	$11.3	$7.9
Operating expenses:
Operation and maintenance	2.8	.6	9.3	6.3
Depreciation, depletion and amortization	.4	.5	2.0	2.0
Taxes, other than income	—	—	.1	.2
Total operating expenses	3.2	1.1	11.4	8.5
Operating income (loss)	(.5)	.7	(.1)	(.6)
Earnings (loss)	$(2.7)	$.5	$(.7)	$(1.5)
Included in Other are general and administrative costs, interest expense and other income tax adjustments, all of which were previously allocated to the exploration and production and refining businesses that do not meet the criteria for income (loss) from discontinued operations.

Discontinued Operations
	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2018	2017		2018	2017
	(In millions)
Income from discontinued operations before intercompany eliminations, net of tax	$2.8	$.6		$2.9	$3.1
Intercompany eliminations	—	(.7)	*	—	(6.9)	*
Income (loss) from discontinued operations, net of tax	$2.8	$(.1)		$2.9	$(3.8)
* Includes eliminations for the presentation of income tax adjustments between continuing and discontinued operations.
The results of operations for the exploration and production and refining businesses, except certain general and administrative costs and interest expense that do not meet the criteria for income (loss) from discontinued operations, are included in income (loss) from discontinued operations.

Other Financial Data
	December 31,
	2018		2017
	(In millions, except per share amounts)
	(Unaudited)
Book value per common share	$13.09		$12.44
Market price per common share	$23.84		$26.88
Dividend yield (indicated annual rate)	3.4%		2.9%
Dividend payout from continuing operations (12 months ended)	57.6%		53.4%
Price/earnings from continuing operations ratio (12 months ended)	17.3	x	18.5	x
Market value as a percent of book value	182.1%		216.1%
Total assets	$6,988		$6,335
Total equity	$2,567		$2,429
Total debt	$2,109		$1,715
Capitalization ratios:
Total equity	54.9%		58.6%
Total debt	45.1		41.4
	100.0%		100.0%